ROYAL BANCSHARES OF PENNSYLVANIA MEDIA ALERT

FOR IMMEDIATE RELEASE
CONTACT:
Marc Sanders, Director of Marketing
610-668-4700 x277
marcsanders@royalbankamerica.com

ROYAL BANK AMERICA’S PARENT COMPANY REPORTS:
            •      10% INCREASE IN NET INCOME FOR THE 2nd QUARTER
•      37th CONSECUTIVE QUARTERLY CASH DIVIDEND

(Narberth, PA)– July 22, 2004 – Royal Bank America reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ: RBPAA) for the quarter ended June 30, 2004, were $4.4 million as compared to $4.0 million for the same three-month period ended June 30, 2003, a 10% increase. Consolidated basic earnings per share for the three-months ended June 30, 2004 and 2003, were $0.36 and $0.33, respectively. Consolidated earnings for the six-month period ending June 30, 2004 were $9.6 million or $0.78 per basic share as compared to $8.4 million or $0.69 per basic share for six-month period ending June 30, 2003.

Consolidated total assets increased 3% to $1.19 billion at June 30, 2004, as compared to $1.15 billion at December 31, 2003. Investment securities increased to $581 million at June 30, 2004, as compared to $565 million at December 31, 2003, an increase of 3%. Total consolidated capital rose to $135.1 million for the period ending June 30, 2004, as compared to $134.8 million for the period ended December 31, 2003.

On July 21, 2004, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 37th consecutive quarterly cash dividend. This dividend is twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is August 6, 2004, and the payment date is August 20, 2004.

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey under the name Royal Bank America and one location in Northeast Philadelphia under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ROYAL BANCSHARES OF PENNSYLVANIA CONDENSED INCOME STATEMENT (Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

(in thousands, except for earnings per share)	2004	2003	2004	2003

Interest Income	$16,508	$17,753	$34,036	$36,185
Interest Expense	6,969	7,630	13,699	15,658
Net Interest Income	9,539	10,123	20,337	20,527
Provision for Loan Losses	4	167	5	317
Net Interest Income after Provision	9,535	9,956	20,332	20,210
Non Interest Income	3,464	605	6,647	1,229
Non Interest Expense	6,782	4,682	13,358	9,226
Income before Taxes	6,217	5,879	13,621	12,213
Income Taxes	1,823	1,899	4,063	3,833
Net Income	4,394	3,980	9,558	8,380
Earnings per share –basic	$0.36	$0.33	$0.78	$0.69

SELECTED RATIOS:
Return on Average Assets	1.5%	1.4%	1.6%	1.5%
Return on Average Equity	13.3%	12.5%	14.2%	13.4%
Average Equity to Assets	11.1%	11.0%	11.3%	11.0%
Book Value Per Share	$11.03	$10.81

CONDENSED BALANCE SHEET

(in thousands)	June 30, 2004	Dec. 31, 2003
	(unaudited)
Cash and Cash Equivalents	$49,543	$25,070
Investment Securities	581,333	565,337
Loans Held for Sale	2,087	3,157
Loans (net)	423,156	500,131
Premises (net)	70,824	7,480
Accrued Interest receivable	15,222	16,353
Other Assets	43,569	36,882
Total Assets	$1,185,734	$1,154,410

Deposits	$763,672	$791,059
Borrowings	267,762	212,000
Other Liabilities	15,609	15,653
Minority Interest	3,598	865
Shareholders’ Equity	135,093	134,833
Total Liabilities and Shareholders Equity	$1,185,734	$1,154,410

The above financial statements include consolidation of Equity Real Estate Investments, owned by Royal Bancshares, which are required as a result of FIN 46(R) “Variable Interest Entities.”